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The RealReal Appoints Shar Dubey to Board of Directors

Former Match Group CEO Brings Deep Expertise in Technology,
Digital Consumer Platforms and Scaling Global Businesses

SAN FRANCISCO, CA – November 5, 2026 – The RealReal (Nasdaq: REAL), the world’s largest online marketplace for authenticated resale luxury goods, today announced the appointment of Sharmistha “Shar” Dubey, former Chief Executive Officer of Match Group, to its Board of Directors, effective November 3, 2026.

“We are pleased to welcome Shar to The RealReal’s Board,” said Karen Katz, Chair of the Board. “She brings a thoughtful, strategic perspective and a strong commitment to governance that will further strengthen our Board as we guide the company through its next chapter.”

Dubey brings more than two decades of leadership experience in technology, product innovation and scaling global consumer businesses. As CEO of Match Group, she oversaw a portfolio of leading digital brands, including Tinder, Hinge, Match and OkCupid, and, before her time as CEO, held several senior leadership roles at the company, including President, Chief Operating Officer of Tinder, President of Match Group Americas and Chief Product Officer of Match and Princeton Review. Dubey currently serves as Chair of the Board of Directors of Fortive Corporation (NYSE:FTV) and as a director of Naspers Limited (JSE:NPN) and Prosus N.V. (AMS:PRX), which is majority owned by Naspers. Her extensive experience building consumer platforms and leading global organizations will support The RealReal as it continues to scale its technology-driven luxury resale marketplace.

“Shar is an exceptional leader with a proven track record of building and scaling some of the world's most recognized consumer technology platforms,” said Rati Sahi Levesque, President and CEO of The RealReal. “Her deep expertise in digital innovation, consumer engagement and global growth will be invaluable as we continue to strengthen our leadership in luxury resale, leverage AI to transform our business and pursue the significant opportunities ahead.”

“The RealReal has built a differentiated platform at the intersection of luxury, technology and the circular economy,” said Dubey. “I'm excited to join the Board at such an important stage in the company's evolution, and I look forward to working with Rati and the leadership team to help drive continued growth and long-term value.”

About The RealReal
The RealReal is the world's largest online marketplace for authenticated resale luxury goods. With more than 45 million members, The RealReal offers a full-service consignment experience, including virtual appointments, in-home pickup, drop-off and direct shipping. The company offers an extensive selection of authenticated luxury fashion, fine jewelry and watches, art and home goods. Powered by proprietary technology and AI, The RealReal is transforming how luxury goods are bought and sold. Backed by 15 years of proprietary data and more than 50 million items sold, The RealReal is redefining the luxury lifecycle.